Exhibit 99.1

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EDITED TRANSCRIPT

CHS — Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

EVENT DATE/TIME: MAY 28, 2014 / 12:30PM GMT

OVERVIEW:

CHS reported 1Q14 net sales of $682m and EPS of $0.26.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

CORPORATE PARTICIPANTS

Todd Vogensen Chico’s FAS, Inc. — SVP Finance

Dave Dyer Chico’s FAS, Inc. — CEO

Pam Knous Chico’s FAS, Inc. — CFO

Donna Noce Chico’s FAS, Inc. — Brand President, White House/Black Market

Cinny Murray Chico’s FAS, Inc. — Brand President, Chico’s

Laurie Van Brunt Chico’s FAS, Inc. — Brand President, Soma Intimates

Sheryl Clark Chico’s FAS, Inc. — Brand President, Boston Proper

CONFERENCE CALL PARTICIPANTS

Edward Yruma KeyBanc Capital Markets — Analyst

Susan Anderson FBR Capital Markets & Co. — Analyst

Janet Kloppenburg JJK Research — Analyst

Anna Andreeva Oppenheimer Capital — Analyst

Roxanne Meyer UBS — Analyst

Kayla Berg Piper Jaffray — Analyst

Dana Telsey Telsey Advisory Group — Analyst

Liz Dunn Macquarie Research — Analyst

Lorraine Hutchinson BofA Merrill Lynch — Analyst

Richard Jaffe Stifel Nicolaus — Analyst

Unidentified Participant Analyst

PRESENTATION

Operator

Good morning. And welcome to the Chico’s FAS, Inc. first-quarter 2014 earnings conference call.

(Operator Instructions)

I would now like to turn the conference over to Todd Vogensen, Senior Vice President of Finance. Please go ahead.

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

Thanks, Denise. And good morning everyone. Welcome to the Chico’s FAS first-quarter earnings conference call and Webcast. Joining me today at our national store support center in Fort Myers are Dave Dyer, CEO, and Pam Knous, CFO. Also, for the Q&A portion of the call, we will be joined by our Brand Presidents, Cinny Murray for Chico’s, Donna Noce for White House/Black Market, Laurie Van Brunt for Soma Intimates, and Sheryl Clark for Boston Proper.

Before Dave begins his executive overview, we would like to remind you that our discussion this morning includes forward-looking statements and quarter-to-date data points which are subject to and protected by the Safe Harbor statement found in our SEC filings and in today’s earnings release. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results, expressed or implied by such statements, will not be realized.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Also, the results discussed on this call exclude last year’s nonrecurring acquisition and integration costs for Boston Proper. A reconciliation to GAAP results is included in today’s press release for your reference.

And with that, I will turn it over to Dave.

Dave Dyer - Chico’s FAS, Inc. - CEO

Thanks, Todd. I’m pleased to have all four brand presidents on the call with us this morning to help answer any questions that you have on their business. I believe that I speak for all of them in saying that we are thrilled to see the return of warmer weather. In fact, our sales trends have improved since the first quarter.

Through Memorial Day, quarter-to-date total Company sales are up approximately 5%, reflecting a 1% positive comp on our unaudited daily flash sales report. For the first quarter, Chico’s FAS was not immune to the unseasonable weather that plagued other retailers in our sector, and which prolonged the highly promotional environment that marked retail’s fourth quarter.

Comparable store sales by brand were a mixed bag, resulting in a minus 2.6% total Company comp versus a flat comp in the first quarter of 2013. Additionally, the promotional environment, as well as other brand-specific issues, led to results that did not meet our expectations. Earnings per share for the first quarter were $0.26, down from our all-time high of $0.32 per share last year.

Let’s start with the White House/Black Market brand. Through Memorial Day, White House has low single positive digit comp, which is a significant improvement in trend from the first-quarter comp. White House/Black Market is up against a strong 6.4% comp performance from last year.

The White House plan for this spring was to deliver a truly differentiated collection by emphasizing elevated fashions and by de-emphasizing our basic offerings. We believe that basics were over-penetrated last year, particularly in quarter two. We did successfully deliver on our promise to offer unique assortment of couture-like items, such as our polished casual jacket collections, the launch of Saint Honore denim, and our instantly slimming dress styles, all of which performed very well in the first quarter.

However, our decision to reduce investment in basics, and the reduction of depth and color, did not leave us with the appropriate inventory to drive volume in this highly promotional environment. Due to weather-related traffic weakness early in the quarter, promotions were needed to sell through the new higher average unit cost assortments pressuring both sales and margin.

With negative comp sales results, we ended the quarter with about $5 million higher in White House inventory levels than we would have desired. We anticipate selling through these units will impact sales and margin in the current quarter. We also believe that we’re fully on track for fall and are confident about having rectified the balance of our assortments and the rest of the year’s color flow.

As I commented earlier, White House/Black Market’s momentum improved at the start of quarter two. Mother’s Day was strong, especially in our fashion sweaters, woven tops and dress collections. Our new blue color is resonating with customers. Most importantly, though, we believe that going forward we’ve made much progress on the assortment balance between couture-like fashion and basics.

At the Chico’s brand, when the weather turned late in the first quarter, customers were ready to buy, loving the trend-right and unique fashion they expect from us. In particular, they loved the white-on-white and feminine tones in our boutiques, especially the effortless shirt, long-over-lean tops, and statement necklaces that we featured in our TV spots. All of these categories performed above expectations.

Chico’s comparable sales for the first quarter were slightly negative, just under 1%, with the trend getting progressively stronger throughout the quarter, ending with a positive high single-digit comp in April. Once again, I’m pleased to report that the Chico’s customer file was at an all-time high. We defended our market share through the highly promotional period over the last several months, selectively targeting customers with promotional offers most relevant to her. I believe that Chico’s is poised and ready for a strong second quarter and fall season.

As for Soma, I couldn’t be more proud of our team for the exceptional performance they continued to deliver. Soma’s high single-digit comp for the first quarter takes them to 20 consecutive quarters with a positive comp. Sales performance was strong throughout the entire quarter.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

This quarter, continuing our focus on being a bra destination, we significantly increased our styles and fashion assortment in smaller bra bands and cup sizes. Soma’s active customer file growth continues to outpace our new store growth as the marketing, driven by ongoing national TV, provides us a broad reach and further extends brand awareness.

In the first quarter we launched a truly innovative bra that offers exclusive stay cool technology that breathes and supports in sizes ranging from 32A to 40DD. Additionally, our sleepwear business is terrific. Soma’s sleepwear has developed a very loyal following, driven by its soft and luxurious exclusive cool nights fabric and embraceable PJ collection.

To quickly update Soma’s Q2 performance, we just cycled Mother’s Day. Soma is likewise starting the quarter with positive momentum.

Boston Proper’s principal focus in quarter one was to keep a laser focus on balancing their assortment. And there were encouraging signs of progress in late quarter catalog results. The focus centers on delivering the appropriate mix of color, print, boho chic, best sellers and bringing sexy back.

I believe we’re on track to deliver a full fall offering that our core Boston Proper customers will be thrilled with. Boston Proper’s boutique roll-out plans are on track and our store grand openings remain strong. For the stores that opened in 2013, Boston Proper’s sales productivity is the highest in the Company.

As we expand the Boston Proper footprint outside the state of Florida, brand recognition will increase significantly. The unique technology deployed in our boutiques is driving sales for the brand’s entire online assortment, where she can find many more colors, styles, sizes and collections that are not available in the boutique or in the catalog. Our belief in Boston Proper’s growth potential remains as strong as ever.

Before I turn the call over to Pam, I wanted to provide an update on some of our strategic capital investments, including omnichannel development, international expansion, and the evolution of our loyalty programs. Let’s start with omnichannel which I’ve said before is central to our long-term growth strategy.

We continue to invest in technology that allows our customers to shop how, when, and where she chooses to shop. We remain focused on our cloud-based digital retail theater, which will fully integrate community, content and commerce on all of her devices and in the boutiques that she favors.

Chico’s testing of iPads in boutiques has been very promising, as we empower our associates with our customer’s purchase history and personalize suggested selling options, enabling associates to create an impactful assortment specific to each customer’s wants and needs. iPads have been rolled out to our top boutiques with plans to expand to additional boutiques in time for the holidays. Chico’s iPads, along with the tech tables in Boston Proper, and the tech tables in test mode at White House/Black Market, now offer the full breadth of our DTC exclusive assortment to our customers in our boutiques.

As for international news — Hola, Mexico. Chico’s, along with our franchise partner Liverpool, successfully launched the Chico’s brand in Mexico in April. And I might say it was a splash. I witnessed this launch and was beyond thrilled to see hundreds of customers lined up for our boutique grand opening and ribbon cutting. It was truly amazing.

Our grand openings were among the highest sales volumes that Liverpool has experienced with any US retail brand. Our expansion in Mexico includes standalone boutiques as well as shop-in-shops located within Liverpool department stores. Currently there are two boutiques and six shop-in-shops operating in Mexico, with a plan to expand our footprint further and faster this fall.

Up north, White House/Black Market’s Canadian locations continue to outpace expectations. Chico’s will be joining White House in Canada with three locations opening later this summer. More to come as we embark on a very exciting time as our Company grows globally.

Turning to loyalty, I mentioned in our last call that White House had relaunched its loyalty programs as WHBM Rewards. This tier-based program benefits our most loyal customers with even more rewards, and provides incentives for all customers to move up to the next level. Early results are very promising. We’re experiencing record sign-ups for the programs and the brand’s active customer file again is at an all-time high. We fully expect to realize our own rewards from this initiative, including an increase in shopping frequency and higher average purchases.

This summer Soma will get its own well-deserved loyalty program titled Love Soma Rewards. It, too, will be a tier-based program designed to increase frequency and spend. And we will happily grandfather our current Passport members into the program. I’ll have more details on this new Soma launch in our next call.

Finally, turning back to the Chico’s brand, a quick update on our burgeoning golf line. As you all know, Chico’s has been rapidly expanding its golf assortment, which is currently available in over 400 boutiques and online at Chicos.com. It provides women with unique and stylish golfwear, otherwise in short supply in the marketplace. Our Zenergy golf collection provides the golfer with real functionality, including pockets in all the right places, UV protection, and moisture-wicking technology.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Just last month Chico’s held its first golf tournament, the Chico’s Patty Berg Memorial, here in Fort Myers. 144 LPGA hopefuls teed up for the Symetra tour event to help fight ovarian cancer. The field included our own sponsored Symetra circuit pro, Stefanie Kenoyer, who proudly wears Zenergy golf collection on tour. If you’ve seen our golf commercial on the Golf channel, that’s Stefanie.

In the days leading up to the tournament she represented Chico’s on Golf channel’s morning drive program, and is a great brand investor who advises on the functionality of our apparel. All in all, the tournament was a huge success, the first of many more, we hope. We’ll keep you posted on further developments in this exciting new round for Chico’s.

And with that, I’m going to turn the call over to Pam.

Pam Knous - Chico’s FAS, Inc. - CFO

Thanks, Dave. And good morning, everyone. I would like to provide additional details on our first-quarter results.

Net sales were $682 million, an increase of 1.6% compared to our prior record of $671 million in quarter one last year, reflecting 99 net new stores, offset by decreases in comparable sales and in Boston Proper, compared to the prior year. Consistent with others in our sector, weather impacted our results in a major way, as inclement weather early in the quarter led to a highly promotional environment, while we transitioned our fashion offering from spring to summer. The volume and depth of promotions in the quarter impacted both sales and margin.

Total Company comparable sales for the quarter decreased 2.6% following flat comparable sales in last year’s first quarter, reflecting lower average dollar sales with flat transaction count. Combined, Chico’s/Soma comparable sales increased 0.4%, following a 2.8% decrease in last year’s first quarter. The White House/Black Market brand’s comparable sales decreased 8.6%, following a 6.4% increase last year.

With the exception of a brief period of positive sales performance post the Valentine’s holiday, February and March were challenging for us, with significantly improved performance in April as weather improved. For the first quarter, gross margin was $383 million, compared to $387 million in last year’s first quarter. Gross margin rate was 56.2% of net sales, a 150 basis point decrease from last year’s first quarter.

As previously mentioned, in response to lower traffic early in the quarter, promotional activity resulted in a decrease in gross margin rate, partially offset by lower incentive compensation as a percent of net sales. In-store inventories per square foot increased 4.9%, when compared to last year’s first quarter, which reflects the higher average unit costs at White House/Black Market, as both Chico’s and Soma have slightly lower in-store inventory per square foot compared to last year.

When excluding the $11.9 million of inventory related to new store activity, total inventories increased 5.6%, or $13.5 million over the same period last year, again reflecting higher AUC at White House. Exiting the first quarter, we feel that our inventory is between $5 million to $10 million higher than we would like.

For the first quarter, selling, general and administrative expenses were 46.8% of net sales, a 130 basis point increase from last year’s first quarter, primarily reflecting sales deleverage of store expenses including occupancy and the impact of our strategic initiatives, partially offset by lower incentive compensation as a percent of net sales. In quarter one, SG&A expenses were $319 million, an increase of $14 million compared to last year, $4 million of which reflects our strategic initiatives of international, Boston Proper new stores, loyalty program updates, and omnichannel expenses.

Total SG&A less strategic initiatives increased just 3% over the same quarter last year, compared to square footage growth of 7%. This demonstrates that in a challenging environment, we controlled the controllables.

Capital expenditures in the quarter totaled $34.5 million, primarily comprised of new stores and our strategic initiatives. We opened 32 new stores in the quarter, for a year-over-year net increase of 99 stores. In light of current business trends, we have reduced the total new store opening count for 2014 to 107, compared to our previous estimate of 120 to 130.

Our 2014 new stores include 35 Soma front-line stores and one outlet, 15 Boston Proper stores, 5 international stores including one outlet, 15 Chico’s front-line stores and 9 outlets, and 18 White House/Black Market front-line stores and 9 outlets. This reduction in new stores planned for this year does not temper our long-term goal of annual high single-digit square footage growth, nor does it change our estimates of domestic store potential.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Likewise, we believe that our strategic initiatives are the right investments for the long term. Our current estimate for capital spend on our strategic initiatives in 2014 is approximately $25 million, $9 million of which occurred in the first quarter. This represents a decrease of approximately $5 million from our previous estimate for 2014, reflecting our decision to deploy our new point-of-sale hardware in 2015 to eliminate any potential disruption during the holiday selling season. Taking into account the aforementioned update to our capital plan, we anticipate our capital spend for 2014 to be between $125 million and $130 million, down approximately $15 million from the target we communicated last quarter.

As we start the quarter with total sales up, I would also like to comment that the highly competitive environment continues. And we anticipate a higher level of promotional activity for the remainder of the quarter. Even in this environment, our portfolio brands are well positioned to defend and grow our share of the business.

With that, I will turn the call back over to Dave for his wrap-up comments.

Dave Dyer - Chico’s FAS, Inc. - CEO

Okay. Thanks, Pam. As we discussed, quarter one was a challenging quarter as we battled both the elements and a continued highly promotional competitive environment.

At Chico’s FAS, we play to win. We have the right formula to win. We have the right people to win. And where we see opportunities for improvement, we have the flexibility and nimbleness to course correct.

In the end, the things that set us apart from our competition are our innovative, unique, trend-right fashion and our most amazing personal service which we provide to our customers. We remain committed to making the strategic investments in omnichannel, store growth, and international that will enable us to win over the long term. We will continue to react to the business environment to properly manage our investments and expenses.

As we look to the remainder of the second quarter and to the back half of the year, I’m encouraged by our current sales trends. I’m excited about the plans we have in place for the fall season. Despite having inventory balances $5 million to $10 million for total Chico’s FAS, higher than I would like, and a persistent promotional environment, I believe we will achieve our 2014 goals of an increase in total sales, comparable sales, and gross margin dollars in earnings per share.

Thank you and we will now open up the call for questions. Todd?

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

All right. Thank you, Dave. That concludes our prepared comments. Since we have several executives on the call today I’m going to request that everyone please limit yourself to one question. This way, we will be better able to accommodate as many callers as time permits. And with that, I will turn the call back over to Denise.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Edward Yruma of KeyBanc.

Edward Yruma - KeyBanc Capital Markets - Analyst

Hi. Good morning and thanks for taking my question. I just wanted to try to understand the objective that you’re hoping to accomplish by pulling back on the store openings this year, particularly given that I think you are seeing some improvement in sales trend. And is there a negative financial implication either in terms of payments to landlords or things like that, that we should consider as a result of fewer store openings? Thank you.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - CEO

No, there’s no negative payment to landlords or anything like that. A lot of the stores that were committed late in the fourth quarter, we were able to push into the next year. So it just is a temporary delay in them.

And I just think in the environment, we wanted to try to get our capital expenses more in line with our business. And that’s what we really reacted to. We’re still opening 100 net new stores next year. So if you look at that, I assume — how many are we closing? — around 20? About 20. So that’s 120 stores we’re still opening to get 100 net new stores. That’s still a pretty aggressive launch of new stores.

So, yes, we’re pedal to the medal on it. We’re still going to be very aggressive in store openings as we get into 2015.

You may see more stores open in Canada. Stores have been absolutely fantastic, exceeding our performance, as we have opened those. And with the Chico’s opening this fall we’ll now have two brands there that will give us a lot of insight into what our potential in the Canadian market is.

So we may grow a little faster there. But we’re still very bullish on doing both bricks and mortar and online. This whole seamless omnichannel to us is really what it’s all about.

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

And Dave, we were talking earlier about how this really doesn’t impact the long-term goals of growing at a high single-digit rate of square footage growth, nor does it impact any of the potential store openings that we see over the course of time.

Edward Yruma - KeyBanc Capital Markets - Analyst

Great. Thanks so much.

Operator

Susan Anderson of FBR Capital Markets.

Susan Anderson - FBR Capital Markets & Co. - Analyst

Hi. Thanks for taking my question and a good job managing through a really tough quarter. I was wondering if you could maybe talk about — I thought you did a really good job on highlighting the second quarter to date trends, which it sounds like things have improved. Maybe what’s driving — a little bit more color on the White House/Black Market improvement there.

And then also if you could talk about just the Chico’s momentum in the second quarter. I’m not sure if you really provide too much color on that one. It sounds like Soma’s off to a good start, though, too.

Dave Dyer - Chico’s FAS, Inc. - CEO

I’ve got reinforcements here today so I’m going to let them comment on that. Donna, do you want to start?

Donna Noce - Chico’s FAS, Inc. - Brand President, White House/Black Market

Good morning, Susan, how are you? Just to highlight a little bit about what’s happening in White House/Black Market, as Dave mentioned, we made a conscious effort to adjust our assortments going into 2014 to really bring back more of the couture-like differentiated collections that the brand’s been known for. And with that, we pulled back probably a little too aggressively on some of our basic entry level price point offering as well as color.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

As we moved into second quarter, we’re getting an improved balance, although we are really looking forward to third and fourth quarter when everything normalizes. But we have an improved balance in our color assortment. Our new color and our new print and pattern direction is really resonating with the customer.

And we’ve also geared ourselves up to compete more effectively in a very competitive environment. So we really feel that we are better positioned in second quarter to handle the promotional environment.

Cinny Murray - Chico’s FAS, Inc. - Brand President, Chico’s

Hi. This is Cinny with Chico’s, Susan. I feel great about second quarter for a couple reasons. One, our inventory’s in a good position. And, as Dave alluded to in his comments, really, we were highly impacted by the weather and so saw a dramatic turnaround in the April time period, which is when our knit business opened up. And as you know, in the apparel business, if your knits are working you’re in good shape.

So, we’ve taken a lot of time to rebrand our basics, brought a lot of newness in. If you’ve been to our stores, took a major position on fashion knits. So, there’s a lot that’s working.

And where we had great success in the woven category with our TV spots, the basic whites, the long over lean, all of the novelty fashion, that continues in our assortments for second quarter. So, I anticipate a nice quarter.

Susan Anderson - FBR Capital Markets & Co. - Analyst

Great, thanks. So, it sounds like all the formats are comping positive second quarter to date then?

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

Yes. I think what I’d say is we feel like we’re positioned really well and we have good momentum going into the quarter.

Dave Dyer - Chico’s FAS, Inc. - CEO

We commented specifically on White House because it has been a very nice turnaround. But, other than that, as we get our point in time snapshot of where our business is — which, by the way, as we’ve always said is not guidance, is not a reflection of where we anticipate the quarter will be, but rather a snapshot in time of where we are., But I think we have come through both Mother’s Day and Memorial Day which are two certainly pretty good events as you enter this quarter. Soma, how are you doing?

Laurie Van Brunt - Chico’s FAS, Inc. - Brand President, Soma Intimates

Good. We feel good about our trends going forward in second quarter. We’ve had great success with our sleepwear assortments and our lounge assortments. Our goal is to be a bra destination and we feel we’re progressing in that path.

We also have a new loyalty program that’s going to be launching later in the second quarter, which really will drive and increase our frequency and our customer spend. So we’re very excited about that, as well. And also in the quarter we have our semi-annual sale and we will promote to be competitive.

Dave Dyer - Chico’s FAS, Inc. - CEO

And Boston Proper has strong, positive momentum going in second quarter, too. You want to just talk a little about your business, Sheryl?

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Sheryl Clark - Chico’s FAS, Inc. - Brand President, Boston Proper

Yes. We are pleased to see an improvement this quarter. Our refocus on color, prints, boho chic styling, and a generally more sexy appeal are driving customer demand. We need to consistently deliver what she’s looking for to regain her loyalty. And, as you know, in the direct business it takes a little longer to get her back, but we are focused on getting her back and we feel we’ll see the full effect of our efforts in the fall assortment.

Susan Anderson - FBR Capital Markets & Co. - Analyst

Great. It sounds like things are off to a good start. Good luck in the second quarter.

Operator

Janet Kloppenburg of JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Good morning, everyone. I got on a little bit late, Pam, so I was wondering if you detailed where the inventory levels would be at the end of the quarter, and if your clearance markdowns would be comparable to last year at the end of the quarter.

And also for Cinny and for Donna, I was wondering if you could share your thoughts on the core categories, let’s say, of woven tops and bottoms at Chico’s and dresses at White House. It seems that there’s a lot of pricing pressure in those categories. And I’m wondering if you think that you could normalize your full price selling or if you’ll have to continue to be promotional in those categories. Thank you.

Pam Knous - Chico’s FAS, Inc. - CFO

I would say, Janet, you did join late but we did not provide any commentary on quarter two ending inventory balances.

Dave Dyer - Chico’s FAS, Inc. - CEO

We’re about $5 million to $10 million higher than we would like to be right now.

Janet Kloppenburg - JJK Research - Analyst

Do you think you’ll be improved by the end of the quarter, Dave?

Dave Dyer - Chico’s FAS, Inc. - CEO

We certainly are trying to clear anything that we have that we don’t think carries forward. Luckily with us, some of the investment in additional inventory is in seasonal basics, which means that we may have too much too soon, but hopefully not too much as long as we can make a reasonable sales plan in the second quarter.

There is about a $5 million excess in White House/Black Market which we identified. And that obviously is going to cost us some to liquidate. And I assume, Donna, you plan to address it in the quarter.

Donna Noce - Chico’s FAS, Inc. - Brand President, White House/Black Market

Yes. What we carried into second quarter we will address in second quarter, so the intention is that it will not carry over into third quarter.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Janet Kloppenburg - JJK Research - Analyst

Okay. What about the pricing pressure in the dress category? I see it all around you, Donna, and I’m just wondering what you’re thinking about your reg price selling there.

Donna Noce - Chico’s FAS, Inc. - Brand President, White House/Black Market

Janet, there’s a couple of things with dresses. As with the whole assortment, we went back to a lot of our couture-like unique product, and that product is working very well for us. Those are our differentiators. As we see the environment, we definitely see it remaining extremely competitive.

And as it relates to the dress business, as we need to move, we are prepared to move in second quarter. But right now we are seeing great success in where we’ve made investments. Instantly slimming was very strong for us coming out of second quarter. Our casual knit dress business is actually quite strong. And our little bit more upscale couture-like dresses have been performing and resonating.

But we will not sit on inventory. And as we need to move through things as the environment calls for and as our customer votes we will do that so that we clear through the inventory in the quarter.

Dave Dyer - Chico’s FAS, Inc. - CEO

It’s an interesting thing in White House/Black Market, we said that our inventory was driven by higher average unit costs. So, when you really look at their inventory, their units are down from last year but their dollar inventory is up. So, it’s a little bit of a different situation.

It’s not that we have excess units that we have to move. It’s just that price point, when you look at the mix of it, is at a much higher average unit cost price, which causes our total inventory to be elevated. And, again, we said that amount for White House was around $5 million. And I know that she’s aggressively working through that. And getting the unit, the average unit cost, more in balance by bringing back in some of the basics that she needs to really drive her business, especially in this promotional environment.

Janet Kloppenburg - JJK Research - Analyst

And Cinny, what’s happening there?

Cinny Murray - Chico’s FAS, Inc. - Brand President, Chico’s

Hi, Janet. As I mentioned earlier, knits are in great shape, and wovens, as well, continue to trend go forward. I think what you’re seeing is we deliver a new floorset every three weeks, and we change out both sides of the floor and center stage, and we change out the color palette.

So, to keep our inventory turn in line, we move quickly to get rid of things. And I’m just finding, if I get to a very sharp price quickly on big items, I clear it faster. So, you’re probably noticing we took a couple pants to a new price point. I’ll continue to do that because I really don’t want the inventory to grow in the sales section. I think it takes away from the fashion aesthetic of the floor.

Janet Kloppenburg - JJK Research - Analyst

Okay. Lots of luck. Thank you.

Operator

Anna Andreeva of Oppenheimer.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Anna Andreeva - Oppenheimer Capital - Analyst

Great. Thanks and good morning, guys. A couple of questions. To Pam, could you give us a little bit more color on the $9 million in the strategic investments during the quarter? I think you had called out $4 million in the release. And just how should we think about SG&A ramp as we go through the year?

And second question, on the buyback, we noticed you guys weren’t as active as you are historically. How does the Board view priorities for cash? How much minimum cash do you need on the balance sheet? Thanks.

Pam Knous - Chico’s FAS, Inc. - CFO

Okay. As far as the initiatives, we did update the total impact to be about $25 million this year. We do see that playing out fairly evenly across the course of the quarter, so nothing particularly lumpy in that.

If you think about the initiatives being the opening of the Boston Proper store, that’s happening primarily over the first three quarters. International for Chico’s is happening in the August time frame. The loyalty programs are occurring across the course of the year. And the development of the point of sale is something that is occurring over the course of the year.

So, there’s nothing particularly spikey. So, you can think of that as being fairly evenly spread over the remainder of the year.

As far as the buyback program, we did not purchase any shares under our $300 million authorization this quarter. We did purchase shares associated with employee exercises and other employee-related matters. There are many factors that our Board considers when they think about share repurchase activity.

That is something that, if you consider our past performance, is a very key part of our program, to return excess cash to shareholders. So that program continues. We have $300 million available to us. And we’re clearly comfortable with our position at the end of the first quarter.

Operator

Roxanne Meyer of UBS.

Roxanne Meyer - UBS - Analyst

Good morning. My question is on your loyalty programs that you’re going to be launching. I’m just wondering if you could share some metrics on the Chico’s program that will help us appreciate the impact as you create these tiered programs for White House and Soma, and what kind of benefits we could see. Thanks.

Dave Dyer - Chico’s FAS, Inc. - CEO

Chico’s really hasn’t launched their loyalty program. What we have done is in White House — and maybe Donna you can talk a little bit about that, and then Laurie can talk about Soma. Chico’s will come next spring. Actually we’re still working on it. Right now, our traditional Passport program is still in effect at Chico’s.

The nice thing, as we’ve said, about our loyalty programs is, when you look at our brands, over 90% of our customers are in our loyalty programs, which gives us really great knowledge about how and where they shop. And that is a very rich database that we are really looking to — I guess exploit is maybe the wrong word, but certainly we’re trying to take advantage of our knowledge of our customer. Donna?

Donna Noce - Chico’s FAS, Inc. - Brand President, White House/Black Market

Hi, Roxanne. As you know, we launched the rewards program in early first quarter. And probably as you’re aware it’s going to take time for us to really be able to report on significant metrics. But what we are seeing very early on is extremely promising. We are at record sign-ups for our rewards program. And, as Dave mentioned earlier, our active customer file is at an all-time high.

So, what the expectation is, is that we would see an increase in shopping frequency from our customer, a higher average purchase. But, also, the most important thing is we went from a one size fits all, treat every customer the same, to treating customers uniquely and rewarding them for their spend, which is what they told us over two years worth of research is what they wanted from us. So we’re very excited about it. They are extremely excited about the rewards program and so far the response has been very positive.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - CEO

It might be a little bit early to get into too much detail on Soma, but maybe just a couple highlights.

Laurie Van Brunt - Chico’s FAS, Inc. - Brand President, Soma Intimates

I think the biggest change is that currently we’re part of Chico’s Passport program. So, the biggest change for us is that we will now have our own Love Soma Rewards program. We’re still working through the details but the goal is to increase brand spend and frequency.

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

If you think about it, Roxanne, that’s going to be the common theme. We’ve got such a high amount of customer participation in all of our loyalty programs. This isn’t about necessarily getting our penetration from 90% to 90.5%. It’s about getting customers more engaged and getting them to spend more and increase their frequency over time. Thanks a bunch for the question.

Operator

Neely Tamminga of Piper Jaffray.

Kayla Berg - Piper Jaffray - Analyst

Good morning. This is Kayla Berg on for Neely. Just wondering if you guys could dig in a bit more on your status around omnichannel. Are all the divisions operating on omnichannel at this point? And if not, where are you in the integration process in terms of buy online/pick up in stores, or fulfilling e-commerce orders directly out of stores to avoid stock-out? Thanks.

Dave Dyer - Chico’s FAS, Inc. - CEO

All of our divisions are very engaged in what we would call the omnichannel experience. We understand, because of our loyalty programs, if she looks at a page search online, or browses online and then shops in store, we understand the relationship between her web search and her ultimate purchase. So, there’s a lot of information we certainly understand. And we are, as we said, making it easier and easier for her to shop.

The first thing that we have is — the one that led us with it — tech tables in Boston Proper. And as we’ve said, in our little Boston Proper stores, about 20% of the business is being done from that tech table. So, I think that that is — because, when you look at it, they’re only carrying half the assortment that we have online. So, really, what it says is it becomes a very important tool to blend online and the store experience.

In the other brands, we’ve had Locate in for some two, maybe even four years now, which was very early, to make sure that we could take advantage of our e-commerce assortment and our distribution center and fill from other stores. So, a customer actually can shop and ring up in a store, and when they shop and ring up their sale, it’s then shipped either from another store directly to the customer or most likely from our direct-to-consumer distribution center in Winder, Georgia.

While we have the capability to reserve online/pick up in stores, shop online/pick up in store, the problem that we have right now is our systems are all batch. And on a batch system, where we record sales overnight, it is not always — when you promise that something’s going to be there in the store and then they go in and it’s actually sold before that batch updated in the night, we wind up with a customer disappoint.

So, right now we have not turned that functionality on. I think it will come down the road, but there’s some other issues that we have to address before we’re confident that we can turn it on and have the level of customer service that our customers certainly expect.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

With our shared service, we all share the same technology and the same technology platform. We had a DC upgrade, which some of you guys saw. Was it a year ago, Todd?

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

It was about a year ago.

Dave Dyer - Chico’s FAS, Inc. - CEO

A year ago. That continues to be very efficient for us. We built our distribution center with a direct-to-consumer capability to darn near double our business, with very little extra investment. So, we think that we have all the infrastructure and tools in place. And some of it is just making sure that we don’t disappoint the customer.

I think the customer service factor of it is our biggest concern as we roll these things out. We want to make sure we don’t disappoint.

Operator

Dana Telsey of Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group - Analyst

Hi. Good morning everyone. Can you talk a little bit about marketing and how you think about marketing spend for the balance of the year, and how you see it being organized and categorized? And then, also, any more details on Canada — Canada for White House/Black Market and also timing of the Chico’s openings over there. And, just lastly, anything else on the outlet business and what you’re seeing. Thank you.

Dave Dyer - Chico’s FAS, Inc. - CEO

I’ll turn it over to our Presidents here.

Cinny Murray - Chico’s FAS, Inc. - Brand President, Chico’s

Hi, this is Cinny. I’ll address a couple of your questions. The marketing spend will be the same in the back half. We’ll continue to be aggressive with television, our direct spend. So, we continue to look at how we spend those dollars but I’d say the actual dollar amount as a percent of the business will remain pretty much in line.

I think Dave mentioned earlier, we’re opening three stores in August in Canada — Square One, Mapleview and Upper Canada. We’re very excited about getting up there based on White House’s results.

And then you had a third question about outlets. And I think we would represent most companies as the front-line businesses have become so promotional, defining how we drive business into the outlets is certainly a challenge for all of us, but it continues to be a great profit center for us. We’re doing a great job with assortments that we’re putting in there. So I have challenges but happy with their performance as results to profits right now.

Donna Noce - Chico’s FAS, Inc. - Brand President, White House/Black Market

Dana, this is Donna. In regard to marketing at White House/Black Market, our marketing spend in the back half is flat. And our mix will remain similar with a little bit more emphasis on digital marketing, which we feel is very aligned to our consumer and our demographic.

Outlets — we are still building our outlet business. Very pleased with the progress the teams have made with our made-for-outlet product, as we are building that assortment and that penetration in the outlets and reducing our front-line liquidation. And we’re managing our liquidation of inventory much more effectively in our front-line stores.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

And then Canada, we also are opening an additional store this year. We just opened our outlet store most recently in Canada. And we’re also opening in Mapleview along with Chico’s.

Dana Telsey - Telsey Advisory Group - Analyst

Thank you.

Operator

Liz Dunn of Macquarie.

Liz Dunn - Macquarie Research - Analyst

Hi. Thanks for taking my question. Are there any other things that you’re pulling back on this year in light of the environment, any other spending items that you didn’t highlight? And are there any things that you’re accelerating in light of the environment to maybe be more aggressive about driving traffic, just as you’re reacting to the soft traffic environment and the promotional environment that’s out there? What are the other elements that you’re adapting? Thanks.

Dave Dyer - Chico’s FAS, Inc. - CEO

I think in terms of SG&A, we ask ourselves — is it nice or is it necessary. And I think that those things that may be nice but not necessary, we certainly have taken a second look at. And we’ve been, throughout our whole Company, very conservative in our expenses for this year. And I think that with the sales expectations, if you take out — I think Pam said if you take out the investments that we’ve made in technology and international and other items like that, it was up — what?

Pam Knous - Chico’s FAS, Inc. - CFO

3.

Dave Dyer - Chico’s FAS, Inc. - CEO

3% in SG&A. Which is certainly — I guess I’d say I’d like for it to be flat. But I think managing it to 3%, based on very aggressive plans going into the year, and being able to pull back and manage the SG&A, I think is great.

One of the things that we have not done, as you heard our marketing spend is flat. The things that drive sales and the things that touch the customer, we’re continuing to spend money on. The things that are back of house that we think that we can either delay or cut, those are where we have taken the serious looks. And I think we took a look at some of the capital.

As you know, when you open up a store in the fourth quarter, you get full expense and no sales. So, it’s much better to open them in the first quarter or early in the year versus the last quarter of the year. Certainly in times like this, I think just as we get into fourth quarter we want to have less distraction and eliminate anything that’s really not going to drive sales or profit during the year. So that’s why we’ve delayed some of those projects. Anything else anybody wants to add?

Operator

Lorraine Hutchinson of Bank of America.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Lorraine Hutchinson - BofA Merrill Lynch - Analyst

Thank you. Good morning. It’s clearly a very promotional environment out there and I know some of this was driven by weather. But what if this is the new state of affairs? Will that change your view on the higher average unit cost strategy at White House? And then also at Chico’s, are there any contingency plans that would allow you to hold or grow gross margin in this kind of environment?

Donna Noce - Chico’s FAS, Inc. - Brand President, White House/Black Market

Lorraine, this is Donna. First of all, I want to be clear that while the first half of the year we are working with a higher average unit cost, we returned to a much more normalized average unit cost in the back half of the year for third and fourth quarter. And I feel very confident that we are positioned to be responsive and be able to react to the business as we need.

Cinny Murray - Chico’s FAS, Inc. - Brand President, Chico’s

Lorraine, this is Cinny with Chico’s. It’s a great question, and certainly a question every retailer’s facing today because I don’t think any of us see the environment changing quickly. For Chico’s specifically, I am focused on bringing AUC down.

It’s a very comprehensive program. I virtually have the entire brand involved in achieving those goals. We’re doing a lot more traveling overseas because I anticipate it will be something that we will face for quite a while.

One of the things I think we would all want to say is we will not sacrifice quality. That’s just going to be — we need to be more meaningful to the mills, more meaningful to certain factories. We just had a summit. We had all our international vendors here talking strategically how we reposition ourselves. So, this will be a big focus for us certainly as we move forward.

Dave Dyer - Chico’s FAS, Inc. - CEO

I think if you look at the total business, you could say that our conversion is at an all-time high. So, when she’s coming into the stores, we are converting her store visit, her traffic visit, to sales. Our file is at an all-time high. So we’re attracting new customers to the brand.

What’s happening is she’s not spending as much. Our transactions are even slightly ahead when you look at it for a total Company. The entire sales decrease can be attributed to average unit retail, which basically says that you’re in a very promotional environment. So, that is the place that we are concentrating, both in the way we promote and perhaps over time with additional higher markups where we think that higher markups are warranted.

But, as Cinny said and Donna said, we will not take quality out of the product. I think that others have chosen to do that. That is not what we’re going to be doing. We have a quality expectation and certainly on my watch we will continue to ensure that our quality is where it needs to be for our brands. I think that that’s the best long-term strategy.

Lorraine Hutchinson - BofA Merrill Lynch - Analyst

Thank you.

Operator

Richard Jaffe of Stifel.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much, guys. Two quick questions. One, the online business, are you seeing any difference between the brands online? And then if you could provide a little bit more color on the average unit cost, the increases, what happened and how that’s going to be overcome, or if we should not count on that. Thank you.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

Probably we could start with the online and what we see between the brands. I think we’ve talked about before, Soma is starting off with national TV and being a product that lends itself to reorder online, has historically had a higher penetration. But online and omnichannel in general, as we look at it, is growing really across the business. We talked earlier about growing our multichannel customers, growing our online exclusives, and that’s something that we really look at across the entire Company.

Dave Dyer - Chico’s FAS, Inc. - CEO

The real focus is on growing the multichannel customers, because, as we’ve said, the multichannel customer is worth 7 times an online customer that only shops online, and is worth 2.5 to 3 times a customer that shops only in stores. Our whole focus is to be seamless, is to get customers to shop in both channels. And that really is the holy grail.

We look at them as seamless, as really one big channel and don’t really differentiate that much. But we want them to shop everywhere that we can attract them.

Richard Jaffe - Stifel Nicolaus - Analyst

To word the question better, really, which customers are responding better to your omnichannel initiative?

Dave Dyer - Chico’s FAS, Inc. - CEO

Generally, the more loyal a customer, the more that they shop with us in all channels. And I think that that’s given because of their spending average. So we’d look at them, it’s our best customers. And I think that at the end of last year we said that our omnichannel customers were up about 18%, I believe.

Pam Knous - Chico’s FAS, Inc. - CFO

That’s right.

Dave Dyer - Chico’s FAS, Inc. - CEO

At the end of the year. And that is where we are really trying to grow it, is in getting customers to shop both places. I haven’t looked at a number as to where we are this year yet, but I know we ended the year up with omnichannel customers, up about 18%.

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

And you had an AUC question, probably for Donna.

Donna Noce - Chico’s FAS, Inc. - Brand President, White House/Black Market

Yes. Richard, the AUC situation is really an issue of balance. We talked about since last quarter we made the decision to adjust our assortments to be reflective of more differentiated, unique products. And we lost balance and we cut back too much on our core basics and it created an imbalance in AUC.

As we move forward, that has been adjusted. And I am very confident as we move into third quarter and fourth quarter that we have a very balanced level of both our volume-driving basics along with maintaining this couture-like assortment which is part of the White House/Black Market success and our core DNA. And as Dave and Cinny both spoke to, it is not an issue of taking quality away, it’s really about rebalancing our assortment.

Operator

Brian Tunick of JPMorgan.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Unidentified Participant Analyst

Hi. This is Kate on for Brian. My question is on Soma. Should we be on the lookout for any launches into the back half? And can you just expand on what you see as the biggest category opportunities for the brand? You spoke to the strong sleepwear response.

And then, secondly, if you could just speak to what you’re seeing in terms of the store productivity ramp and the delta in profitability between the older stores and the new stores. Thanks.

Laurie Van Brunt - Chico’s FAS, Inc. - Brand President, Soma Intimates

Our number one goal is to be a bra destination, so obviously bras are a big part of what we do. We periodically have launches and we usually back them up with national TV. So that’s just what we do. As far as store productivity, our older stores have comparable — maybe I’ll let Todd do it.

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

Our stores that are greater than five years old we see still growing at a fast pace. When we look at those stores, they have a four-wall contribution that is right in line with our four-wall contribution Chico’s and White House. Going back to the concepts we’ve talked about quite a bit in the past, it takes a little bit of time for the Soma stores to mature as they gain new customers. And we’re seeing that play out in terms of the performance of the stores that have been around for a little bit longer time.

Unidentified Participant Analyst

So, just in terms of when we might be able to see the drag for the brand, the margin lift up relative to the rest of the brand, is that something that we should still think about being a year-plus out, two years-plus out?

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

The seller’s in percent. So, as we’re opening new stores, we’re consistently opening a fair amount of new stores that are earlier in the maturity curve, and at the same time we have more stores that are getting into that four, five years. The stores that are further on in their maturity curve are dropping dollars to the bottom line very quickly. The stores that are newer are going to take time to ramp into that. So, as we’re going through this growth phase, there will be a consistent improvement over time.

Dave Dyer - Chico’s FAS, Inc. - CEO

If we quit opening stores and waited for three years you’d see it perform pretty close to Chico’s, if not better than Chico’s and White House. That’s the point — is when you’re opening up the stores that we are, we’re opening up something like 15% new stores every year. So, you can look at it, and the last two years one-third of our fleet is basically new, or 25% maybe of our fleet is new. So, that does weigh down the total results of the older stores.

I think that we see that we’re opening some stores a little stronger than we have before. I think that the national branding is beginning to pay off. And, honestly, I think that it’s a good, long-term bet. So, even though it does deleverage us in a lot of ways when you look at our total corporate numbers in the short term, I think over the long term to build out the Soma fleet is a very good long-term investment. And it does have the ROI that we would want or we wouldn’t open the stores.

Unidentified Participant Analyst

Great. Thank you.

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MAY 28, 2014 / 12:30PM GMT, CHS - Q1 2014 Chico’s FAS, Inc. Sales and Earnings Conference Call

Todd Vogensen - Chico’s FAS, Inc. - SVP Finance

All right. Thank you, Kate. And I think that might run us out of time for Q&A. We’ll probably turn it over to Pam for just a couple of closing announcements.

Pam Knous - Chico’s FAS, Inc. - CFO

That concludes our time for Q&A this morning. I would like to make a couple of announcements. First, I’m excited to announce that Todd Vogensen was promoted to Senior Vice President Finance. Congratulations to Todd on this well-deserved promotion.

I’m pleased to announce Dave Slater as our new Vice President of Investor Relations. Dave has been with Chico’s for three and-a-half years, most recently serving as the Brand Finance Executive for the Chico’s brand. Dave brings nearly 20 years of retail experience to this role, working for Walmart and Dollar Tree prior to his arrival at Chico’s. Todd will be transitioning his Investor Relations responsibilities to Dave Slater, who is looking forward to working with all of you and will be your main contact going forward.

In addition, I would like to announce that we will be holding our annual Analyst Day event on Tuesday, September 7. Dave Slater will be reaching out to you with further details. This concludes our call. And thank you for your continued interest in Chico’s FAS.

Operator

Ladies and gentlemen, the conference has now concluded. We thank you for attending today’s presentation. You may now disconnect your lines.

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